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                                                                    EXHIBIT 23.5


                       CONSENT OF MORGAN JOSEPH & CO. INC.


         We hereby consent to the inclusion of our opinion letter, dated November 4, 2002, to the Special Committee of the Board of Directors of Tremont Corporation ("Tremont") as Appendix B to the Proxy Statement/Prospectus that forms a part of the Registration Statement on Form S-4 of Valhi, Inc. relating to the proposed merger of Valhi Acquisition Corp., a wholly-owned subsidiary of Valhi, Inc., with and into Tremont and to the references to such opinion and Morgan Joseph & Co. Inc. in the Proxy Statement/Prospectus under the sections captioned "Summary" and "The Merger." In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are, "experts" for the purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.


                                         MORGAN JOSEPH & CO. INC.


November 15, 2002